Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Calamos Asset Management, Inc.:
We consent to the inclusion on Form 10-K of Calamos Asset Management, Inc. of our report dated March 13, 2009, with respect to the consolidated statement of financial condition of Calamos Asset Management, Inc. as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008.
/s/ KPMG LLP
Chicago, Illinois
March 5, 2010